UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
(Rule 14-101)
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Enhabit Provides Additional Details on Robust Strategic Review Process
Files Preliminary Proxy Statement; Elaborates on AREX Capital Management’s Singular Focus in Demanding a Sale of the Company
DALLAS – May 23, 2024 – Enhabit, Inc. (NYSE: EHAB) (“Enhabit” or the “Company”) today announced that it has filed its preliminary proxy materials with the Securities and Exchange Commission (the “SEC”) in connection with its upcoming 2024 annual meeting of stockholders (the “2024 Annual Meeting”). The preliminary proxy statement is available on the Investor Relations section of the Enhabit website at investors.ehab.com.
The Company is filing a preliminary proxy statement because AREX Capital Management, LP (together with its affiliates and associates, “AREX”) has notified the Company that it intends to nominate seven candidates for election to the Company’s nine-member board at the 2024 Annual Meeting.
In connection with the filing, Enhabit provided additional information regarding its recently concluded strategic review process. Highlights include:
•Enhabit, with the assistance of its financial advisor, Goldman Sachs, and its legal advisor, Sidley Austin, ran a comprehensive process that lasted approximately nine months. Goldman Sachs received full leeway to engage potential counterparties.
•The process involved 38 potential counterparties, including strategic buyers and financial sponsors. Of those parties, 26 executed non-disclosure agreements and nine participated in management presentations.
•Four parties, consisting of two financial sponsors and two strategic acquirors, provided initial indications of interest.
•The parties expressed varying degrees of interest; however, none submitted formal offers despite the Company’s extensive efforts to facilitate diligence.
•Significant headwinds impacted the strategic review process, including regulatory developments related to changes in Medicare Advantage rates and the antitrust landscape, a difficult healthcare operating environment, and persistently high interest rates.
The Board, which includes two directors appointed as part of a cooperation agreement with Cruiser Capital and Harbour Point Capital, was actively engaged throughout the strategic review process. The Enhabit Board of Directors and management team remain steadfast in their commitment to maximize value for stockholders and will continue to evaluate all opportunities to do so.
The eight independent directors who have been nominated for reelection to the Enhabit Board at the 2024 Annual Meeting issued the following statement:
“Enhabit’s strategic alternatives process was robust and included outreach to a significant number of potentially interested third parties. In addition, Enhabit issued a public announcement of the process to ensure that other potential counterparties would be aware of the process. After nine months and having received no actionable proposals, despite giving the most interested parties an abundance of time to submit such a proposal, the Board unanimously determined to conclude the strategic review. We remain confident the Company has taken the right steps to improve financial and operational results, enhance growth, and create significant value for all Enhabit stockholders. We are disappointed that AREX has initiated a proxy contest to take control of the Board in the wake of the extensive strategic review that they demanded.”
Summary of the Strategic Review Process
Stage 1: AREX Demands a Review of Strategic Alternatives
In May 2023, AREX sent a private letter to the Board urging a review of strategic alternatives, the immediate resignation of five directors who had previously served on the board of directors of Encompass Health Corporation (“Encompass”, and such directors, the “Transitional Directors”), and the immediate appointment of two director candidates proposed by AREX. In June 2023, AREX sent a second letter to the Board, which was publicly disclosed in a press release, in which AREX again demanded a strategic review process by the end of the year and the appointment of its two director candidates. AREX failed to acknowledge the appointment of the two new directors pursuant to the cooperation agreement with Cruiser Capital and Harbour Point Capital, including one with substantial experience in mergers and acquisitions, earlier in the year.

Stage 2: Company Initiates a Strategic Review
Prior to AREX’s private letter and public campaign, the Board had already contemplated a variety of options that would enhance stockholder value, including strategic transactions. The Board had considered the possibility of a strategic transaction with its financial advisor, Goldman Sachs, as early as the summer of 2022, in the initial months following the Company’s separation from Encompass. This workstream involved a review of market trends, a valuation workstream, and an assessment of the Company’s options for pursuing a strategic transaction given certain restrictions in the tax matters agreement with Encompass executed in connection with the Company’s spin-off (the “Tax Matters Agreement”). In particular, the Tax Matters Agreement prohibited the Company from undertaking any strategic transaction before the second anniversary of the Separation unless it received the advance approval of Encompass, and it also required the Company to indemnify Encompass and its stockholders from any tax liabilities, which could be substantial, if the Internal Revenue Service were to determine that the Separation no longer qualified as a tax-tree transaction.
The Board believed, as of early June 2023, that while a strategic review process would be an appropriate step to take in the medium-term, doing so in the coming months as demanded by AREX was not the appropriate course. As of that time, the Board and its advisors identified several significant market-wide and industry-wide factors that could limit the desire or ability for likely counterparties to make an offer for the Company. These factors included the broad transition of payor mix from Medicare to Medicare Advantage, the generally lower payment rates of Medicare Advantage, the high interest rate environment, inflationary wage trends, and labor market shortages.
Nevertheless, the Board continued to consider a strategic review throughout June, July and early August 2023, with the input of management and the Company’s financial and legal advisors. During this time, the Company and its outside legal counsel also thoroughly evaluated the Tax Matters Agreement.
Developments during this period informed the Board’s decision to launch a strategic review. First, a strategic party in the healthcare industry approached the Company on an unsolicited basis to ask if the Company would consider a sale or running a process. Second, the Company’s outside legal counsel completed negotiations with Encompass regarding the Tax Matters Agreement and delivered an opinion that undertaking a strategic review would not cause the spin-off to fail to qualify as tax-free under applicable law. In addition, certain other stockholders continued to ask the Board to initiate a strategic review.
Ultimately, the Board concluded that, despite certain clear headwinds in the market, initiating a strategic review would serve the dual purposes of thoroughly exploring options to maximize stockholder value and satisfying investors that the Board was taking all reasonable measures to maximize stockholder value. Additionally, AREX’s mid-June press release, demanding that the Company commit to a strategic review, had already yielded negative effects traditionally associated with the announcement of a strategic review, such as industry rumors, which subsequently reduced the downside of publicly announcing the review.
When the Board announced its intent to launch the strategic review on August 9, 2023, the Board consisted of five Transitional Directors, five independent directors without prior service on the Encompass board of directors (each with a tenure of less than two years), two new directors appointed pursuant to the cooperation agreement with Cruiser Capital and Harbour Point Capital, and the CEO. The Company had previously disclosed that four of the five Transitional Directors would not stand for reelection to the Board at the 2024 Annual Meeting.
On August 14, 2023, AREX issued a public letter applauding the launch of the strategic review that it had demanded. AREX’s press release further implied that the Transitional Directors were entrenched and unwilling to run a full and fair process to sell Enhabit. These allegations ignored the Company’s prior disclosures that four of the five Transitional Directors would step off the Board in 2024, regardless of whether a sale occurred.
Starting in September 2023, Goldman Sachs made outbound calls to 38 parties, including 10 parties who contacted the Company in August in response to the Company’s announcement regarding the strategic review process. Of the 38 parties, 13 were strategic buyers and 25 were financial sponsors. 26 parties executed non-disclosure agreements and nine participated in management presentations in October 2023. Following management presentations, the Company provided parties with access to a virtual data room. Throughout October and into November, the Board, with the advice of Goldman Sachs, worked to identify the parties who were most likely to present a compelling offer. During this period, multiple potential counterparties noted the impact of elevated interest rates on the feasibility of a potential transaction.

Stage 3: Initial Indications of Interest and Diligence
In November 2023, four parties, consisting of two financial sponsors and two strategic acquirors, provided Goldman Sachs with initial indications of interest. The financial sponsors provided indicative valuation ranges of $11 to $12 per share. One strategic acquiror provided a valuation of $10 per share. The other strategic acquiror proposed all-stock consideration without providing a valuation.
The Board determined that the all-stock proposal from the second strategic acquiror did not present a credible proposal as the party had not provided a valuation, had not signed a non-disclosure agreement, and had not received any confidential information prior to the submission of its indication of interest.
The Company facilitated significant follow-up diligence from the other three parties, including hundreds of diligence requests.
Stage 4: Focused Engagement with Two Parties
In January 2024, the Company requested updated indications of interest by a specified date within the month, and requested that the parties also address a number of specific requirements, including commenting on a draft transaction document. Later in January, the remaining strategic acquiror submitted a letter confirming its interest, but did not include any information around a valuation or a clear path to signing a definitive agreement. One financial sponsor provided an updated indication of interest, which the Board viewed as not actionable due to concerns around the party’s ability to finance a transaction. The financial sponsor had contemplated financing to be provided by one of its portfolio companies. The second financial sponsor declined to provide a formal proposal as its strategic partner was not interested in pursuing the transaction.
The Company’s advisors continued engaging the remaining strategic acquiror over several months given the strategic acquiror’s continued expressions of interest in the Company. The strategic acquiror had referenced a desire to submit an updated offer after the announcement of the annual financial results, and despite repeated outreach from the Company’s financial advisors and the process remaining open through April to facilitate continued engagement, the strategic acquiror did not submit a formal offer. Discussions with the strategic acquiror had been gated by various milestones, such as the Company’s fourth-quarter earnings, the Company’s filing of its Form 10-K, and the final Medicare Advantage rate announcement on April 1, 2024. The strategic acquiror, along with its industry peers, also faced additional challenges which the Company believes hampered its ability to proceed with a transaction.
An additional strategic acquiror, which had not previously taken part in the Company’s process, approached Goldman Sachs in late March 2024. The acquiror expressed general interest in the process and indicated that it would follow with additional specificity about its bid and valuation after further review. Goldman Sachs urged the party to submit its indication of interest as soon as possible. The continuation of the Company’s process through April afforded reasonable additional time for the formulation of an indication of interest, but the acquiror did not continue its engagement.
During this period of engagement from November 2023 until May 2024, significant, well-recognized headwinds impacted the strategic review process. In addition to preexisting factors such as the interest rate environment, inflationary wage trends, labor shortages, and the increase in Medicare Advantage utilization in skilled home health services, the process was also impacted by new changes to rates in the Medicare Advantage market. On January 31, 2024, the Centers for Medicare & Medicaid Services (“CMS”) published an advance notice indicating that rates for Medicare Advantage were expected to decrease. On April 1, 2024, CMS released its 2025 rate announcement for Medicare Advantage, which finalized certain previously proposed policies. Unlike in prior years, the finalized rates were not revised upwards following the advance notice, further impacting the health services market and potential counterparties. The April announcement resulted in a broader decline in the median market capitalization of the managed care industry of approximately 6%, based on stock price performance of the Cigna Group, Centene Corporation, CVS Health, Elevance Health, Humana, Molina Healthcare and UnitedHealth Group from April 1 to April 2, 2024.
The strategic review process, as described above, was publicly announced, comprehensive, and deliberate, lasting nine months and involving 38 potential counterparties. On May 8, 2024, having received no formal proposals, the Company announced that the Board had unanimously determined to terminate the strategic review.

About Enhabit Home Health & Hospice
Enhabit Home Health & Hospice (Enhabit, Inc.) is a leading national home health and hospice provider working to expand what’s possible for patient care in the home. Enhabit’s team of clinicians supports patients and their families where they are most comfortable, with a nationwide footprint spanning 255 home health locations and 112 hospice locations across 34 states. Enhabit leverages advanced technology and compassionate teams to deliver extraordinary patient care. For more information, visit ehab.com.
Forward-Looking Statements
Statements contained in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking information speaks only as of the date hereof, and Enhabit undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are based upon current information and involve a number of risks and uncertainties, many of which are beyond our control. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from our present expectations include, but are not limited to, our ability to execute on our strategic plans, regulatory and other developments impacting the markets for our services, changes in reimbursement rates, general economic conditions, changes in the episodic versus non-episodic mix of our payers, the case mix of our patients, and payment methodologies, our ability to attract and retain key management personnel and health care professionals, potential disruptions or breaches of our or our vendors’, payors’, and other contact counterparties’ information systems, the outcome of litigation, our ability to successfully complete and integrate de novo locations, acquisitions, investments, and joint ventures, our ability to successfully integrate technology in our operations, our ability to control costs, particularly labor and employee benefit costs, and impacts resulting from the announcement of the conclusion of the strategic review process. Additional information regarding risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in this press release are described in reports filed with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, copies of which are available on the Company’s website at http://investors.ehab.com.
Important Additional Information and Where to Find It
The Company intends to file a proxy statement on Schedule 14A, an accompanying YELLOW proxy card, and other relevant documents with the SEC in connection with such solicitation of proxies from the Company’s stockholders for the Company’s 2024 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING YELLOW PROXY CARD, AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying YELLOW proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Investors” section of the Company’s website, http://investors.ehab.com, or by contacting InvestorRelations@ehab.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.
Participants in the Solicitation
The Company, its directors, certain of its officers, and other employees may be deemed to be “participants” (as defined in Section 14(a) of the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s 2024 annual meeting of stockholders.
Information about the names of the Company’s directors and officers, their respective interests in the Company by security holdings or otherwise, and their respective compensation is set forth in the sections entitled “Election of Directors,” “Compensation of Directors,” “Executive Compensation,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s Proxy Statement on Schedule 14A in connection with the 2023 annual meeting of stockholders, filed with the SEC on May 19, 2023 (available here) and the Company’s 10-K/A, filed with the SEC on April 26, 2024 (available here). To the extent the security holdings of directors and executive officers have changed since the amounts described in these filings, such changes are set forth on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, which can be found at no charge at the SEC’s website at www.sec.gov. Updated information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Company’s Proxy Statement on Schedule 14A for the 2024 annual meeting of stockholders and other relevant documents to be filed with the SEC, if and when they become available. These documents will be available free of charge as described above.
Investor relations contact
Crissy Carlisle
investorrelations@ehab.com
469-860-6061

Media contact
Erin Volbeda
media@ehab.com
972-338-5141